PHOTRONICS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measure
Reconciliation of GAAP Net income to Non-GAAP EBITDA
(in thousands)
(Unaudited)

	Three Months Ended
	February 1,	February 2,
	2015	2014
GAAP Net income (a)	$7,142	$2,041

Add: interest expense	1,370	1,984
Add: income tax expense	3,134	2,716
Add: depreciation and amortization	20,607	17,422
Add: special items (b)	1,826	1,542
Non-GAAP EBITDA	$34,079	$25,705

(a)	Includes net income attributable to noncontrolling interests.

(b)	Special items consist of stock compensation expense, and in 2015 finance expenses in connection with the exchange of $57.5 million 3.25% convertible senior notes, and in 2014 transaction expenses in connection with the acquisition of DNP Photomask Technology Taiwan, Co., Ltd., a wholly-owned subsidiary of Dai Nippon Printing Co., Ltd.